Exhibit 99.2

February 22, 2024

Mobile-health Network Solutions

2 Venture Drive, #07-06/07 Vision Exchange

Singapore 608526

+65 6222 5223

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Mobile-health Network Solutions (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as an independent director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Registration Statement by the United States Securities and Exchange Commission.

I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Lun Kwok Chan
Name: Lun Kwok Chan